Exhibit 99.1
For Immediate Release

INVESTOR CONTACT:
Elizabeth Boland:	617-673-8000

MEDIA CONTACT:
Ilene Serpa:	617-673-8000
BRIGHT HORIZONS FAMILY SOLUTIONS, INC. STOCKHOLDERS
APPROVE MERGER
BOSTON, MA — (May 7, 2008) — Bright Horizons Family Solutions, Inc. (Nasdaq: BFAM) announced today that its stockholders have voted to approve the proposed merger agreement providing for the acquisition of Bright Horizons by an affiliate of Bain Capital Partners, LLC.
Approximately 98.9% of those shares voting at the special meeting voted in favor of the adoption of the merger agreement, representing approximately 80.2% of Bright Horizons’ total outstanding voting shares as of the March 28, 2008 record date.
Upon the closing of the merger, Bright Horizons stockholders will be entitled to receive $48.25 in cash, without interest, for each share of Bright Horizons common stock held. The transaction is currently anticipated to close on or about May 30, 2008.
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About Bright Horizons
Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 700 clients, including more than 95 FORTUNE 500 companies and 75 of the “100 Best Companies” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”
About Bain Capital
Bain Capital, LLC (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with more than $65 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in more than 300 companies in a variety of industries around the world, and has a team of more than 300 professionals dedicated to investing in and supporting its portfolio companies, including such leading companies as Dunkin’ Donuts, Michaels Stores and Domino’s Pizza. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Bright Horizons management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Bright Horizons and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to consummation of the merger; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) the failure of the merger to close for any other reason; (6) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (7) the effect of the announcement of the merger on our customer relationships, operating results and business generally; (8) the ability to recognize the benefits of the merger; (9) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (10) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Bright Horizons’ ability to control or predict. Bright Horizons undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.